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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

NOVEMBER 9, 2001

DYNEGY AND ENRON ANNOUNCE MERGER AGREEMENT

     o    Significant earnings accretion to Dynegy in the first year

     o Dynegy to provide immediate $1.5 billion asset-backed equity infusion to Enron

     o Watson to be chairman and chief executive officer upon merger completion

     o All stock merger at fixed ratio of 0.2685 Dynegy shares per Enron share

     o    ChevronTexaco to invest $2.5 billion in new equity into Dynegy

     o    Unleashes value of Enron's core energy businesses

Houston (Nov. 9, 2001)-Dynegy Inc. (NYSE:DYN) and Enron Corp. (NYSE:ENE) today announced the execution of a definitive agreement for a merger of the two companies. The combined company, to be called Dynegy Inc., will be headquartered in Houston, Texas. The new company will focus on the core businesses of North American and European wholesale energy markets and commercial and industrial energy users, and will capitalize on the opportunities generated by the combined company's diversified asset-backed network supported by the strongest intellectual capital in the industry.

Under the terms of the merger agreement, Enron shareholders will receive 0.2685 Dynegy shares per share of Enron common stock. Dynegy's current stockholders (including ChevronTexaco Corp.) will own approximately 64 percent and Enron's stockholders will own approximately 36 percent of the combined company's stock at closing. The combination is expected to be strongly accretive to Dynegy's earnings in the first year and thereafter. The boards of both companies have unanimously approved the transaction, and ChevronTexaco, which owns approximately 26 percent of Dynegy's outstanding common stock, has agreed to invest a total of $2.5 billion into Dynegy.



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Chuck Watson, chairman and chief executive officer of Dynegy Inc., Steve
Bergstrom, president of Dynegy Inc., and Rob Doty, chief financial officer of Dynegy Inc., will retain those positions in the combined company. Greg Whalley, the current president and chief operating officer of Enron Corp., will become an executive vice president of the new Dynegy. These executives will comprise the Office of the Chairman upon merger completion.

The board of directors of the combined company will be comprised of 14 members. Dynegy's 11 designees will include three from ChevronTexaco. Enron will have the right to designate a minimum of three board members.

Chuck Watson, chairman and chief executive officer of Dynegy Inc., said, "This strategic combination strengthens the value of our existing core business franchises by uniting the two companies' diversified global energy delivery networks, complementary wholesale strategies and strong marketing, trading and risk management capabilities. In addition, the combination fuses our intellectual capital and technology infrastructure, advancing the new Dynegy's status as a global energy merchant, with superior physical delivery capabilities and unparalleled experience navigating competitive markets for customers.

"The merger also validates Enron's core franchise and underscores Dynegy's ongoing strategy to pursue transactions that accelerate our growth, while enabling our shareholders, partners and customers to realize immediate and long-term benefits," said Watson. "With its market-making capabilities, earnings power and proven strategic approach to wholesale markets, Enron is the ideal strategic partner for Dynegy. As a combined company, we will focus on leveraging our core skill sets and, as always, we will keep a strong balance sheet and straightforward financial structure as key priorities."

Kenneth L. Lay, chairman and chief executive officer of Enron Corp., said, "The merger protects Enron's core franchise and enables the stockholders of both companies to participate in the tremendous upside of the combined enterprise. The company we are creating will have a strong balance sheet, a world-class merchant energy operation and ample liquidity. It will build upon the strength of our core wholesale gas and power franchise, and commercial and industrial energy business. It also will solidify Houston's position as the energy capital of the world and join two companies with deep roots in the Houston community and the energy industry. I am personally committed to working with Chuck Watson, Steve Bergstrom and their colleagues in the months ahead to accomplish the merger and to build a solid foundation for future value creation."

Watson continued: "Dynegy and Enron's longstanding relationship as customers, counter-parties and leading proponents of open, competitive wholesale markets provides a common platform from which to integrate our two companies. Both companies have talented, dedicated people and share a commitment to the safe operation of our facilities and to the environment. Therefore, I expect a smooth transition throughout and following the merger process.


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"Dynegy and Enron have strong histories of community involvement and economic development, and the combined company will be committed to building on those traditions in the communities where we live and work," he continued.

Steve Bergstrom, president of Dynegy Inc., said, "Our relationship with Enron puts us in a unique position to recognize the significant value in and potential of its core wholesale marketing and trading capabilities. The combination will continue to pursue an asset-backed trading strategy and look for opportunities to continually expand our energy network.

"Dynegy is aware of Enron's announcements with regard to related party transactions and accounting restatements. We believe Enron has begun to address these issues in a responsible manner and that they will not detract from the value of Enron's core business," Bergstrom added.

Enron President and Chief Operating Officer Greg Whalley said, "Few of the options we considered for our core businesses going forward provided us with the earnings potential and immediate synergies that a merger with Dynegy could deliver. Our leadership team believes that the new Dynegy offers the brightest future for our shareholders, our employees and our customers. Together with Enron's recently announced bank commitments, this cash infusion gives Enron immediate liquidity, which we believe will enable the company to maintain its investment grade credit rating and grow its energy marketing and trading franchise and other core businesses."

The New Dynegy

Upon completion of the merger, the new Dynegy is expected to have revenues exceeding $200 billion and $90 billion in assets. Together, the companies have gas sales of approximately 40 billion cubic feet per day through the third quarter of 2001 and power sales exceeding 500 million megawatt hours through the third quarter of 2001. In addition, the new Dynegy's delivery network will include more than 22,000 megawatts of generating capacity and 25,000 miles of pipelines.

Equity Infusion

ChevronTexaco has committed to invest $2.5 billion of new equity in the combined company, of which $1.5 billion will be invested in Dynegy immediately in order to finance Dynegy's equity infusion into Enron. The balance of ChevronTexaco's equity purchase will be made at closing. The pro forma combined balance sheet of the new company will be strong and provide adequate credit strength to execute its strategic plans.

Dynegy will use the initial $1.5 billion to acquire preferred stock and other rights in an Enron subsidiary that owns the Northern Natural Gas pipeline. The funds will provide Enron with additional cash liquidity to support its operations. In the event that the merger is not completed, Dynegy will have the right to acquire 100 percent of the equity in the Northern Natural Gas subsidiary, thus providing Dynegy with the full value of its investment. ChevronTexaco will be granted rights to purchase an additional $1.5 billion in Dynegy common stock over a period of up to three years from merger completion.

Accounting

The business combination will be accounted for as a purchase of Enron by Dynegy. At closing, Dynegy will adjust the historical book value of Enron's assets and liabilities to their respective fair values.


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Earnings Accretion

The merger is expected to be strongly accretive to Dynegy earnings in the first year and thereafter. With this transaction, Dynegy management establishes its conservative initial guidance for 2002 for the combined companies on a full-year pro forma 2002 basis of $3.40 to $3.50 recurring diluted earnings per share. This represents accretion of 35 percent or $0.90 to $0.95 per share to current Dynegy shareholders before taking into account expected merger synergies and cost savings. While Dynegy continues to evaluate areas for potential synergies, management estimates that the combined company will realize $400 to $500 million in recurring annual pre-tax savings as a result of the merger from the continued disposition or winding down of non-core businesses in the Enron portfolio, elimination of duplicate activities, improved operating efficiencies and lower capital costs.

Dividend Policy/Capitalization

It is anticipated that the combined company will adopt an initial annual dividend of $0.30 per share, subject to financial conditions, results of operations and capital requirements. It is expected that the board will review the dividend on an annual basis. The new dividend is also consistent with the company's strategic goals and would preserve capital to fund the combined company's significant growth opportunities. Given the significant growth opportunities available to the combined company, maintenance of a strong balance sheet and a solid investment grade credit rating is a top priority.

Other Terms and Conditions

The merger is conditioned, among other things, on the approval of Dynegy's and Enron's stockholders. The merger is also conditioned on approvals of the Federal Energy Regulatory Commission and the Securities and Exchange Commission, as well as expiration or termination of the Hart-Scott-Rodino waiting period.

The merger is expected to close by the end of the third quarter of 2002. Lehman Brothers Inc. is acting as financial advisor and Baker Botts and Akin, Gump, Strauss, Hauer & Feld are acting as counsel for Dynegy Inc. JPMorgan & Co. and Salomon Smith Barney are acting as financial advisors and Vinson & Elkins and Weil Gotshal & Manges LLP are acting as counsel for Enron Corp. Pillsbury Winthrop is acting as counsel to ChevronTexaco Corp.

Conference Call Simulcast

Dynegy and Enron will simulcast a merger conference call live via the Internet on Monday, November 12, 2001, at 8:00 a.m. CT, 9:00 a.m. ET. The webcast can be accessed via dynegy.com (click on "Investor Relations "). The login number is 4365632 and the password is "Dynegy."

About Dynegy Inc.

Dynegy Inc. is one of the world's premier energy merchants. Through its global energy delivery network and marketing, trading and risk management capabilities, Dynegy provides innovative solutions to customers in North America, the United Kingdom and Continental Europe.


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About Enron Corp.

Enron Corp. is one of the world's leading energy, commodities, and services companies. The company markets electricity and natural gas, delivers energy and other physical commodities, and provides financial and risk management services to customers around the world. Enron's Internet address is www.enron.com.

Forward-looking Statements

Certain statements contained in this press release are forward-looking. Although Dynegy and Enron believe these statements are accurate, their businesses are dependent on various regulatory issues, general economic conditions and future trends. The completion of the transaction is conditioned upon the fulfillment of a number of conditions, and the success of the combination of the two companies will be dependent on a wide range of issues. These factors can cause actual results to differ materially from the forward-looking statements that have been made. In particular:

The benefits that are expected to result from the combination are predicated upon the belief that combining the complementary expertise and resources of Dynegy and Enron will result in increased opportunities and decreased expenses. Because of the complexity of the environments in which the two companies operate, there can be no certainty that these benefits will be achieved to the extent expected.

The estimate of the accretiveness of the transaction reflects the companies' current best estimates based upon available information and numerous assumptions and, accordingly, may or may not be achieved if business conditions change or the assumptions that have been made do not prove to be accurate.

Significant regulatory approvals are necessary to complete the transaction, including approvals under the HSR Act, the FERC, the SEC and certain state and foreign authorities. There can be no assurances that the exemption and approvals will be obtained on a timely basis and on acceptable terms. In addition, Dynegy and Enron operate in regulated environments. Any significant changes in these regulatory environments could negatively impact the transaction and the combined entity.

Additional Information

In connection with the proposed transactions, Dynegy and Enron will file a joint proxy statement/prospectus with the Securities and Exchange Commission. Investors and security holders are urged to carefully read the joint proxy statement/prospectus regarding the proposed transactions when it becomes available, because it will contain important information. Investors and security holders may obtain a free copy of the joint proxy statement/prospectus (when it is available) and other documents containing information about Dynegy and Enron, without charge, at the SEC's web site at www.sec.gov. Copies of the joint proxy statement/prospectus and the SEC filings that will be incorporated by reference in the joint proxy statement/prospectus may also be obtained for free by directing a request to either: Investor Relations, Dynegy Inc., 1000 Louisiana, Suite 5800, Houston, TX 77002, Phone: 713/507-6466, Fax: 713/767-6652; or
Investor Relations, Enron Corp., Enron Building, 1400 Smith Street, Houston, TX 77002, Phone: 713/853-3956, Fax: 713/646-3302.


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In addition, the identity of the persons who, under SEC rules, may be considered
"participants in the solicitation" of Dynegy and Enron shareholders in connection with the proposed transactions, and any description of their direct or indirect interests, by security holdings or otherwise, are available in an SEC filing under Schedule 14A made by each of Dynegy and Enron.

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Contacts for Dynegy                       Contacts for Enron

     Media:                               Media:
     John Sousa                           Mark Palmer
     Jennifer Rosser                      713/853-4738
     713/767-5800                         Karen Denne
                                          713/853-9757
     Analysts/Investors:
     Margaret Nollen                      Analysts/Investors:
     Arthur Shannon                       Investor Relations Department
     Katie Pipkin                         713/853-3956
     713/507-6466